                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  June 29, 1998



                           CABLE TV FUND 14-A, LTD.
                           ------------------------
            (Exact name of registrant as specified in its charter)


     Colorado                      0-15378                 84-1024657
     --------                      -------                 ----------
(State of Organization)       (Commission File No.)       (IRS Employer
                                                       Identification No.)


P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------            --------------
(Address of principal executive office and Zip Code       (Registrant's
                                                         telephone no.
                                                      including area code)

Item 5.  Other Events
         ------------

        On June 29, 1998, Cable TV Fund 14-A, Ltd., a Colorado limited partnership (the "Partnership") entered into a Purchase and Sale Agreement to sell the Partnership's cable television properties located in and around Calvert, Anne Arundel, Charles and St. Mary's counties, all in the State of Maryland (collectively the "Calvert County System") to Jones Communications of Maryland, Inc., a Colorado corporation ("Buyer"). Buyer is a wholly owned subsidiary of Jones Cable Holdings, Inc., which in turn is a wholly owned subsidiary of Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"). The proposed sale of the Calvert County System complies with the General Partner's publicly announced policy that it intends to liquidate all of its managed partnerships, including the Partnership, as opportunities for sales of partnership cable television systems arise in the marketplace. The General Partner has determined that it is in the best interests of the Partnership to sell the Calvert County System at this time.

        The purchase price to be paid by Buyer to the Partnership for the Calvert County System is $39,388,667. The purchase price was determined pursuant to the terms of the Partnership's limited partnership agreement which permits the General Partner or one of its affiliates to purchase the Calvert County System if the price paid to the Partnership is determined by the average of three separate independent appraisals of the fair market value of the Calvert County System. Accordingly, the General Partner engaged three independent appraisers, namely Strategis Financial Consulting, Inc. ("Strategis"), Waller Capital Corporation ("Waller Capital") and Bond & Pecaro, Inc. ("Bond & Pecaro"), to prepare appraisals of the Calvert County System's fair market value as of February 28, 1998. Strategis, Waller Capital and Bond & Pecaro appraised the Calvert County System at $44,602,000, $34,264,000 and $39,300,000,
respectively. The purchase price represents the average of the foregoing three appraisals.

        Upon the consummation of the sale of the Calvert County System, which is expected to occur before the end of 1998, the Partnership will repay all of its outstanding indebtedness, estimated to total approximately $9,988,000, and certain fees and expenses of the transaction, and distribute the remaining net sale proceeds of approximately $29,400,000 to the Partnership's partners. It is estimated that the limited partners, as a group, will receive $28,836,196, or $360 for each $1,000 invested in the Partnership, and the General Partner will receive a general partner distribution of $564,421 from the net sale proceeds. The Partnership previously has sold its cable television systems located in and around Turnersville, New Jersey and certain communities located in Central Illinois, resulting in a return to limited partners of $750 for each $1,000 invested in the Partnership.

         Because the terms of the Partnership's limited partnership agreement require that the sale of all or substantially all of the Partnership's assets be approved by the holders of a majority of the Partnership's limited partnership interests, the sale of the Calvert County System will be subject to a vote of the limited partners of the Partnership that is expected to be conducted before the end of 1998. Closing of the transaction also requires certain governmental and other third party consents and the termination or expiration of the statutory waiting period applicable to the Purchase and Sale Agreement and the transactions contemplated thereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         In addition to the proposed sale of the Calvert County System, the General Partner has entered into a letter of intent on behalf of the Partnership to sell the Partnership's cable television properties located in and around Naperville, Illinois in early 1999. The Partnership also anticipates that it will sell its cable television properties located in and around Buffalo, Minnesota prior to the closing of the Calvert County System's sale. Based on the prior, pending and anticipated sale transactions, the General Partner now estimates that, upon the conclusion of the disposition of the remaining assets of the Partnership, which is expected to occur in 1999, limited partners will have received a total return of $1,481 for each $1,000 invested in the Partnership.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

       a.    Financial statements.
             Not applicable.

       b.    Pro forma financial statements.
             Not applicable.

       c.    Exhibits.

             Exhibit 2.1 Calvert County System Asset Purchase Agreement dated June 29, 1998.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CABLE TV FUND 14-A, LTD.

                                        By:   Jones Intercable, Inc.,
                                              its general partner


Dated: July 1, 1998                           By:  /s/ Elizabeth M. Steele
                                                   -----------------------
                                                   Elizabeth M. Steele
                                                   Vice President, General
                                                   Counsel and Secretary



(36864)